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                                  Exhibit 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the incorporation by reference in the Registration Statement of Meditrust on Form S-3 (dated March 21, 1996) of our reports dated January 29, 1996 on our audits of the consolidated financial statements and financial statement schedules of Meditrust as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995, which reports are included or incorporated by reference in the Meditrust Annual Report on Form 10-K for the year ended December 31, 1995. We also consent to the reference to our firm under the caption "Experts."

                                            Coopers & Lybrand L.L.P.

Boston, Massachusetts
March 21, 1996